Exhibit 10.9

Ruth De Backer
New York, NY

Dear Ruth,

I am pleased to offer you a position with 10x Genomics, Inc. (the “Company” or “10x”) as Chief Business Officer. Your position will be based remotely in New York, New York until your move to California, expected in summer 2020, after which you will be based in Pleasanton, California. The following will outline the terms of your employment:

Position: Your start date will be April 27, 2020, or such other date as may be mutually agreed upon between you and the Company (the “Start Date”). Your title will be Chief Business Officer (“CBO”), and you will report to the CEO, Serge Saxonov, and will interact closely with colleagues in all disciplines of the Company. You will have such duties and responsibilities, consistent with your position as CBO, as may from time to time require. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity or occupation (whether full time or part-time) without the prior written approval of the CEO. Further, you agree that while you render services to the Company, you will not engage in any other activities that conflict with your obligations to the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company and that you will not bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize or disclose any such information.

Cash Compensation: The Company will pay you an annual base salary at the rate $350,000 per year (the “Base Salary”) payable in accordance with the Company’s standard payroll schedule and subject to applicable withholdings. Your Base Salary will be subject to review and adjustment pursuant to the Company’s normal performance review practices and employee compensation policies as may be in effect from time to time. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, upon commencement of your employment with the Company, you will be entitled to receive a sign-on/relocation bonus in the amount of $100,000, to be paid at the end of the first pay period following the start of your employment. In the event that your employment with the Company terminates within the first 12 months of your employment, for any reason, then you will be required to repay the sign-on bonus to the Company, prorated for the fraction of the 12 month period during which you were employed by the Company. You hereby authorize the company to make such deductions and withholding against and reduce any amounts otherwise due to you for any amounts in respect of the obligation to repay the bonus.

6230 Stoneridge Mall Road, Pleasanton CA 94588-3260	10xGenomics.com

You will also eligible to participate in the 2020 bonus plan. You will be entitled to receive an annual bonus for calendar year 2020 less applicable withholdings as follows: You will be eligible to receive a bonus with a target equal to 28% of the amount of your Base Salary earned during the 2020 calendar year. The final bonus amount will be based on the Company’s achievement of goals (as determined by the Compensation Committee), weighted 75% in the final bonus, and your individual performance (as determined by the CEO) weighted 25% in the final bonus. Bonuses will be pro-rated for the period of the 2020 during which you work at 10x. Employees must be active 10x employees on the date of payment for any bonus to be earned and paid. Any bonus will be paid at the discretion of the Board of Directors. The Company reserves the right to amend or withdraw the bonus, at its sole and absolute discretion.

Equity Awards: Subject to the approval of the Company’s Board of Directors, you will be granted equity awards with a total target value of $7,000,000 comprised of 50% restricted stock units “RSUs”) and 50% stock options.

The number of RSUs will be determined by dividing 50% of the target value of $7,000,000 by the average closing price of a share of our common stock during the first 20 trading days of the first full calendar month following the month of hire, rounded up to the nearest whole number. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2019 Omnibus Incentive Plan, as may be amended from time to time, as described in the plan and the RSU award agreement, which you will be required to sign. You will vest in 25% of the RSUs on the one year anniversary of the first to occur of February 21, May 21, August 21 or November 21 following the date you commence employment with 10x and 1/16th of the total number of RSUs will vest in quarterly installments thereafter during continuous service, as described in the applicable RSU agreement.

The number of shares subject to the stock option will be determined by dividing 50% of the target value of $7,000,000 by 40% of the average closing price of a share of our common stock during the first 20 trading days of the first full calendar month following the month of hire, rounded up to the nearest whole number. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2019 Omnibus Incentive Plan, as may be amended from time to time, as described in the plan and the stock option agreement, which you will be required to sign. You will vest in 25% of the option shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the closing price of a share of the Company’s common stock on the date the option is granted (or the last trading day before that if the grant date is not a trading day).

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in Company-sponsored employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company located in the United States, in all cases subject to the terms and conditions of such plans, as in effect from time to time. The Company may modify benefits at any time and from time to time in its sole discretion.

6230 Stoneridge Mall Road, Pleasanton CA 94588-3260	10xGenomics.com

Severance: In the event that the Company terminates your employment without Cause (as defined below) prior to May 21, 2020, the Company shall pay you a lump sum amount of $500,000 subject to applicable withholdings and subject to your execution (within 30 days of your termination date) and non-revocation of a release of claims in a form acceptable to the Company. For purposes of this letter agreement, “Cause” shall mean the Company’s good faith determination that you have (i) committed either a felony or other crime involving moral turpitude or any other act or omission involving theft, dishonesty, disloyalty, or fraud; (ii) substantially and repeatedly failed to follow the policies, procedures and guidelines of the Company of substantially and repeatedly failed to perform your duties as reasonably directed by the Company; (iii) committed a breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company; or (iv) committed any material breach of this agreement. If your employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate you (or would have Cause if it knew all relevant facts), your termination shall be treated as a discharge by the Company for Cause.

At-Will Employment Relationship: The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. This at- will employment provision may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

Confidentiality: The Company is offering you employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer or other persons or entity’s confidential information or intellectual property, including customer lists and trade secrets. Should you accept this offer, we do not want you to retain, make use of, of share any such information with the Company. Likewise, as an employee of the Company, it is likely that you will become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, your acceptance of this offer and commencement of employment with the Company are contingent upon the execution and delivery to the Company of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) prior to or on your Start Date. The Confidentiality Agreement, which provides for the arbitration of all disputes arising out of your employment, is enclosed for your review, and you understand that you are being offered employment in exchange for the mutual promise to arbitrate disputes described therein. Because the Confidentiality Agreement is one of the most important documents you will sign in connection with your employment with the Company, we trust you will review it carefully and let us know if you have any questions.

Miscellaneous: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

6230 Stoneridge Mall Road, Pleasanton CA 94588-3260	10xGenomics.com

Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, please find enclosed a copy of the 10x welcome letter to prospective employees. Read it carefully and let us know if you have any questions.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be April 27, 2020. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This offer of employment will terminate if not accepted, signed, and returned by April 10, 2020.

We look forward to your favorable reply and to working with you at 10x

Sincerely,

/s/ Serge Saxonov
Serge Saxonov
CEO

6230 Stoneridge Mall Road, Pleasanton CA 94588-3260	10xGenomics.com

Agreed to and accepted:
Signature:	/s/ Ruth De Backer
Printed Name:	Ruth De Backer
Date:	April 2, 2020

Enclosures
•At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement
•10x welcome letter to prospective employees

6230 Stoneridge Mall Road, Pleasanton CA 94588-3260	10xGenomics.com